EXHIBIT 30(d)(iv)

RIDER FOR OPTION TO PURCHASE ADDITIONAL INSURANCE ON LIFE OF INSURED

This benefit is a part of this contract only if it is included in the list of supplementary benefits on the contract data pages.

Benefit

You have the right under this benefit to buy more insurance on the
Insured's life. You may do this for certain normal option dates and advance option dates, as we explain below. You will not have to prove that the Insured is insurable. We will provide term insurance for a period before any advance option dates as we state under Term Insurance below. But these promises are subject to all the provisions of the benefit and of the rest of this contract.

Normal Option Dates

These are the anniversaries of this contract on which the Insured's attained age is 25, 28, 31, 34, 37, 40, 43, 46, 49 and 52.

You may buy a new contract for each normal option date if these four statements apply: (1) You have not used your right for that date by buying a new contract on an advance option date (we explain this below). (2) The Insured signs an application for the new contract, and you sign it, too, if you are not the Insured. (3) We receive the application and the first premium, less the premium credit that we describe below, at our Home Office not more than 31 days after the normal option date. (4) On the normal option date, or, if later, the date we receive the application, the Insured is living and this contract is in force and not in default past its days of grace. The new contract will take effect on the later of those two dates. That date will be its contract date.

Your right to buy the new contract will end on the 31st day after the normal option date. But this will not change your right to buy a new contract for any later normal or advance option date.

Advance Option Dates

Except as we state in the next paragraph, an advance option date is the date three months after any of these events:

1. The Insured's marriage.

2. While the Insured is living, the birth of a live child of the Insured for whom the Insured accepts legal responsibility.

3. The Insured's legal adoption of a child.

But the event must take place: (1) on or after the later of the date of this contract and the date of Part 1 of its application; and (2) not later than the date that is one month before the contract anniversary on which the
Insured's attained age is 52. If the event takes place less than three months before that anniversary, the related advance option date will be that anniversary and not the date three months after the event.

You may buy a new contract for each advance option date if these four statements apply: (1) The Insured signs an application for the new contract, and you sign it, too, if you are not the Insured. (2) We receive the application and the first premium, less the premium credit that we describe below, at our Home
Office not later than the advance option date. (3) The Insured is living on the advance option date. (4) This contract is in force on that date and not in

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default past its days of grace. The new contract will take effect on the advance option date. That will be its contract date.

Your right to buy the new contract will end on the advance option date. But this will not change your right to buy a new contract for any later normal or advance option date.

Each time you buy a new contract for an advance option date, you will have used your right to buy a new contract for the next normal option date, if any, for which you could otherwise have bought one. But even if you have used your right to buy for all normal option dates, advance option dates may still occur as we state above. If we let you combine two or more new contracts you can buy under this benefit into one, you will use your right to buy new contracts for the same number of future normal option dates as if the new contracts had not been combined.

Term Insurance

For each event that gives rise to an advance option date, we will automatically provide term insurance on the Insured's life, as long as this contract is in force. Its amount will be the option amount. We will pay that amount if the Insured dies on or after the date of the event but before: (1) the advance option date; or (2) the date this benefit ends, if sooner. We will include it in the proceeds of this contract. But if this contract limits or excludes war or aviation risks, the term insurance will limit or exclude them in the same way.

Contract Specifications

The new contract you buy for a normal option date or advance option date will be in the same rating class as this contract.

If this contract limits or excludes war or aviation risks, we have the right to limit or exclude them in the new contract, too. If we do so, the provision in the new contract will be the same one that we put in other contracts like the new one on its contract date. We will set the issue age and the premiums for the new contract in accord with our regular rules in use on its contract date.

If the option amount for this Benefit which we show in the Contract Data pages is less than $25,000, the new contract may be one we describe in paragraph
1 below. If the option amount is $25,000 or more, the new contract can be one we describe in either of paragraphs 1 and 2.

1. A Life Paid Up at Age 85 plan. In this case the new contract will be issued by The Prudential Insurance Company of America. Its face amount will be the amount you ask for in your request. But it cannot be less than $10,000, or more than the option amount for this Benefit.

2. A contract of life insurance of a kind regularly being issued by Pruco
Life Insurance Company at that time for $25,000 or more. Its face amount will be the amount you ask for in your request. But it cannot be less than $25,000 or more than the option amount for this Benefit.

We will not deny a benefit for paying premiums that we would have allowed under this contract, and that we would otherwise allow under the new contract, just because disability started before the contract date of the new contract.
But any premium to be paid for that disability under the new contract must be at the frequency that was in effect for this contract when the disability started.

We will not pay any premium under the new contract unless it has a benefit

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for paying premiums in the event of disability. This will be so even if we have paid premiums under this contract.

If this contract has an accidental death benefit, or an accidental death and dismemberment benefit, and we would regularly issue contracts like the new contract with that benefit, we will put that kind of benefit in the new contract, as we state in General below. But: (1) you must ask for it when you apply for the new contract; and (2) the amount of any accidental death benefit in the new contract will not be more than the face amount of the new contract.

General: Any benefit for paying premiums in event of disability and any accidental death benefit or accidental death and dismemberment benefit in the new contract will be the same one, that we put in other contracts like it on its contract date. In any of these paragraphs, when we use the phrases other contracts like it and other contracts like the new contract, we mean contracts we would regularly issue on the same plan and for the same rating class, amount, issue age and sex.

Changes

On a normal or advance option date you may be able to buy a new contract of life insurance other than in accord with the requirements that we state above.
Or you may be able to use the option to increase the amount of insurance under this contract. But either may be done only if we consent, and will be subject to conditions and charges that are then determined.

Premium Credit

Premium credit will be allowed on the first premium for the new contract.
The credit will be at least $1 for each full $1,000 of face amount of the new contract. If: (1) the new contract calls for premiums to be paid more often than annually: and (2) the credit would be more than that first premium, you may choose to have premiums paid less often to get the full credit.

Benefit Premiums and Charges

We show the premiums for this benefit in the contract data pages. From each premium payment, we make the deductions shown on those pages and the balance is the invested premiuim amount which is added to the contract fund. The premiums for this benefit stop on the contract anniversary on which the Insured's attained age is 52.

The monthly charge for this benefit is deducted on each monthly date from the contract fund. The amount of that charge is included in the contract data pages. The charges for this benefit stop on the contract anniversary on which the Insured's attained age is 52.

Termination

This benefit will end on the earliest of:

1. the end of the last day of grace if the contract is in default: it will not continue if a benefit takes effect under any contract value options provision that may be in the contract:

2. the 31st day affer the contract anniversary on which the Insured's attained age is 52;

3. the date the contract is surrendered under its Cash Value Option, if it has one; and

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4. the date the contract ends for any other reason.

Further, if you ask us in writing, and we agree, we will cancel the benefit as of the first monthly date on or after which we receive your request. Contract premiums and monthly charges due then and later will be reduced accordingly.

This Supplementary Benefit rider attached to this contract on the Contract
Date

Pruco Life Insurance Company,

By DOROTHY K. LIGHT
----------------
Secretary

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